Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Independent Bank Corp.:
We consent to the use of our reports dated February 26, 2007, with respect to the consolidated balance sheets of Independent Bank Corp. (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of the Company, incorporated by reference in this Registration Statement on Form S-4 of the Company, and to the reference to our firm under the heading “Experts” in the Joint Proxy Statement/Prospectus and the Registration Statement.
/s/ KPMG LLP
Boston, Massachusetts
December 5, 2007